FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT

FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT dated as of April 15, 2008 (this "Amendment"), by and among China Energy Recovery, Inc., a Delaware corporation (“Pubco”), Poise Profit International, Ltd., a company incorporated pursuant to the laws of the British Virgin Islands ("Priveco"), and the undersigned shareholders of Priveco (the "Selling Shareholders", and together with Pubco and Priveco, the "Parties").

RECITALS

WHEREAS, the Parties entered into a Share Exchange Agreement dated as of January 24, 2008 (the “Agreement”);

WHEREAS, the Parties desire to clarify the fact that all Pubco share amounts set forth in the Agreement reflect the one-for-nine reverse stock split which became effective on February 5, 2008;

WHEREAS, Pubco and a wholly-owned subsidiary of Priveco, Shanghai Hai Lu Kun Lun Hi-Tech Engineering Co., Ltd. ("Shanghai HAIE"), will enter into a Loan Conversion Agreement with RMK Emerging Markets, LLC ("RMK"), pursuant to which RMK will convert the principal and interest due on a $725,000 loan (the "Loan") made by RMK to Shanghai HAIE into shares of Pubco Series A preferred stock at a price of $1.08 per share and warrants to purchase shares of Pubco common stock at an exercise price of $1.29 (the "Loan Conversion Agreement");

WHEREAS, the Parties agree that the principal and interest of the Loan in the aggregate amount of $1,268,750 which is convertible into Series A preferred stock and warrants to purchase common stock shall be applied towards the minimum capital raise of $8,500,000 in the Financing;

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, agree as follows:

AGREEMENT

1.       Incorporation of Recitals. The Recitals set forth above are incorporated herein by this reference and shall constitute a part of this Amendment.

2.      Pubco Share Amounts On Post-Split Basis. The Parties hereby agree that all Pubco share amounts set forth in the Agreement reflect the one-for-nine reverse stock split of Pubco common stock which became effective on February 5, 2008.

3.      Application of the Loan Towards the Minimum Raise. The Parties hereby agree that pursuant to the terms of the Loan Conversion Agreement, the aggregate principal and interest due on the Loan is $1,268,750, which amount shall be applied towards the minimum capital raise of $8,500,000 in the Financing. The Parties further agree that this paragraph of this Amendment shall apply to all references to Financing in the Agreement, including, but not limited to, the closing conditions set forth Sections 5.1(f) and 5.2(f).

4.      Effect of Amendment. Except as expressly amended hereby, the Agreement shall continue in full force and effect. Any references to the "Agreement" or to the words hereof, hereunder or words of similar effect in the Agreement shall mean the Agreement as amended hereby. In the event of any conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall control.

5.      Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

6.      Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.      Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

8.      Construction. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9.      Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHINA ENERGY RECOVERY, INC., a Delaware corporation

By:	/s/ Michael Kurdziel
Michael Kurdziel
President

POISE PROFIT INTERNATIONAL, LTD., a British Virgin Islands corporation

By:	/s/ WU Qinghaun
WU Qinghuan
Director

By:	/s/ ZHOU Jialing
ZHOU Jialing
Director

SELLING SHAREHOLDERS:

/s/ WU Qinghuan
WU Qinghuan

/s/ ZHOU Jialing
ZHOU Jialing